Exhibit (c)(xi)
Project Milos Discussion Materials September 9, 2008

Project Milos Table of Contents 1. Discussion Materials Appendix

Discussion Materials Valuation Summary Potential Value Drivers Theoretical Potential Base Long-Term Subtotal Synergies(3) Subtotal Tax Rate Total Value Business(1) Securities(2) Difference(4) Per Share $100.00 $89.16 $90.00 $85.62 $80.55 $3.53 $78.87 $5.07 $80.00 $81.65 $1.68 $78.12 $70.00 $73.05 $71.37 Share $60.00 per Value $50.00 $40.00 $30.00 $20.00 $10.00 $0.00 Source: Genentech Long Range Business Plan, received June 2008 (1) Assumes 35.0% tax rate, 9.0% discount rate, 2.0% — 3.0% terminal perpetuity growth rate, fully diluted share count of 1,086.6 million shares based on 1,055.6 million shares outstanding and 86 million options outstanding at a weighted average exercise price of $61.90 and net debt of ($1,431) million as per Genentech 10-Q for the quarter ended 6/30/2008 (2) $1,832 million in long-term marketable debt and equity securities as per Genentech 10-Q for the quarter ended 6/30/2008 (3) $800 million in run-rate synergies present valued at 38.0% tax rate, 9.0% WACC and 0.0% perpetuity growth rate. Assumes fully diluted share count of 1,086.6 million shares based on 1,055.6 million shares outstanding and 86 million options outstanding at a weighted average exercise price of $61.90 (4) Assumes effective tax rate as per Genentech Long Range Business Plan until 2013, then held constant at 2013 rate of 31.4%. Assumes a 2.0% terminal 3 perpetuity growth rate

Discussion Materials Genentech Balance Sheet As of 6/30/2008 Net Debt Commercial paper $599 Long-term debt 2,475 Total Debt $3,074 Cash and cash equivalents $2,891 Short-term investments 1,614 Total Cash $4,505 Net Debt / (Cash) ($1,431) FD Shares Outstanding 1,086.6 Net Cash / Share $1.32 Net Debt / (Cash) ($1,431) Less: LT Securities (1,832) Adjusted Net Debt / (Cash) ($3,263) FD Shares Outstanding 1,086.6 Adjusted Net Cash / Share $3.00 Variance $1.68 Assets Current Assets Cash and cash equivalents $2,891 Short-term investments 1,614 Restricted cash and investments 788 Accounts receivable-product sales 889 Accounts receivable-royalties 732 Accounts receivable-other 200 Inventories 1,406 Deferred tax assets 385 Prepaid expenses 129 Other current assets 19 Total Current Assets $9,053 Non-Current Assets (1) Long-term marketable debt and equity securities $1,832 Property, plant and equipment, net 5,266 Goodwill 1,577 Other intangible assets 1,083 Other long-term assets 308 Total Assets $19,119 Liabilities and Stockholders’ Equity Current Liabilities Accounts payable $223 Commercial paper 599 Deferred revenue 81 Taxes payable 7 Other accrued liabilities 1,795 Total Current Liabilities $2,705 Non-Current Liabilities Long-term debt $2,475 Deferred revenue 404 Other long-term liabilities 250 Total Liabilities $5,834 Stockholders’ Equity Common stock $21 Additional paid-in capital 10,878 Accumulated other comprehensive income 105 Retained earnings 2,281 Total Stockholders Equity $13,285 Total Liabilities and Stockholders’ Equity $19,119 Source: Genentech 10-Q for the quarter ended 6/30/2008 (1) As per Genentech’s 10-K, footnote 2, “We classify marketable equity and debt securities into one of two categories: available-for-sale and trading. Trading securities are bought, held and sold with the objective of generating returns... Trading securities are classified as short-term investments and are carried at estimated fair market value... Debt securities and marketable equity securities not classified as trading are considered available-for-sale... 4 Available-for-sale equity securities and available-for-sale debt securities with remaining maturities of greater than one year are classified as long-term.”

Discussion Materials Precedent Synergies Large Pharma Deals Announced Since 2000(1) ($ in millions) Date Enterprise Run-Rate Synergies Announced Synergies as a % of % of Ent. Target NewCo Target NewCo Ann’d Target Acquiror Value Revenue Cost Other Total Notes Value Rev(2) Rev(3) OpEx(2) OpEx(3) 7/17/08 Barr Pharmaceuticals Teva Pharmaceutical Industries $9,467.4 NA $300.0 NA $300.0 3.2% 11.3% 2.3% 28.5% 7.7% Operational efficiencies and increased scale and geographic scope 7/6/08 APP Pharmaceuticals, Inc. Fresenius Kabi AG 5,718.0 NA NA NA NA NA NA NA NA NA NA 5/12/07 Merck Generics Holding Gmbh Mylan, Inc. 6,625.7 NA 250.0 NA 250.0 3.8% 10.3% 6.2% NA NA Vertical integration of API supply, aligning R&D and manufacturing efficiencies 3/11/07 Organon BioSciences N.V. Schering-Plough Corp. 14,431.0 NA NA NA 500.0 3.5% 10.8% 3.3% 20.2% 5.3% Administration and overhead 9/25/06 Schwarz Pharma AG UCB SA 5,237.7 NA NA NA 382.5 7.3% 30.4% 8.7% 46.4% 15.2% Sales and marketing, economies of scale in manufacturing and R&D, and sales synergies from increased global reach 9/21/06 ALTANA Pharma Nycomed 5,366.0 NA NA NA NA NA NA NA NA NA NA 6/26/06 Pfizer Consumer Healthcare Limited Johnson & Johnson 16,600.0 NA 550.0 NA 550.0 3.3% 14.3% 1.0% NA NA Reduction of overlap 3/23/06 Schering AG Bayer AG 22,760.2 NA NA NA 844.7 3.7% 13.2% 2.3% 22.2% 6.1% Operational, SG&A and R&D efficiencies 7/25/05 IVAX Corp. Teva Pharmaceutical Industries 8,505.4 NA NA NA 150.0 1.8% 7.4% 2.1% 23.5% 8.6% SG&A, manufacturing, and other 2/25/05 Daiichi Pharmaceutical Co. Ltd. Sankyo Co. Ltd. 7,634.2 NA NA NA NA NA NA NA NA NA “Far-reaching operational efficiency initiatives to improve profitability that would not have been possible individually” 2/21/05 Hexal AG Novartis AG 5,682.4 NA 200.0 NA 200.0 3.5% 12.1% 0.7% NA NA Production, COGS, marketing and sales and G&A 2/24/04 Fujisawa Pharmaceutical Co. Ltd. Yamanouchi Pharmaceutical Co. 7,900.4 NA NA NA NA NA NA NA NA NA Sales synergies, and cost synergies through “reduction of duplicated investments and costs” 1/26/04 Aventis Sanofi-Synthelabo 69,807.9 NA NA NA 2,009.0 2.9% 8.9% 6.1% 18.3% 12.8% SG&A and R&D costs and sales growth 7/13/02 Pharmacia Corporation Pfizer Inc. 67,661.8 NA NA NA 2,500.0 3.7% 18.0% 5.8% 29.4% 10.8% NA 6/7/2001 DuPont Pharmaceuticals Bristol-Myers Squibb Co. 7,801.0 NA NA NA 550.0 7.1% NA NA NA NA Sales and cost synergies 12/15/00 BASF AG, Pharmaceutical Business Abbott Laboratories 7,095.3 0.0 250.0 NA 250.0 3.5% NA NA NA NA Facility rationalization, expense and headcount reduction 1/17/00 SmithKline Beecham Plc Glaxo Wellcome plc 79,778.2 NA NA NA 1,700.0 2.1% 12.4% 4.1% 24.6% 8.1% Reduced overlap in R&D, SG&A and manufacturing High $79,778.2 $2,500.0 7.3% 30.4% 8.7% 46.4% 15.2% Low 5,237.7 150.0 1.8% 7.4% 0.7% 18.3% 5.3% Mean 20,474.9 783.6 3.8% 13.6% 3.9% 26.6% 9.3% Median 7,900.4 500.0 3.5% 12.1% 3.3% 24.1% 8.4% 7/21/08 Genentech Inc. Roche Holdings, Inc. $93,909.5 $750.0 $750.0 0.8% 6.5% 4.0% 18.1% 10.6% NewCo assumes Roche U.S. 800.0 800.0 0.9% 6.9% 4.3% 19.3% 11.4% Revenue and OpEx(4) 850.0 850.0 0.9% 7.3% 4.6% 20.5% 12.1% 7/21/08 Genentech Inc. Roche Holdings, Inc. $93,909.5 $750.0 $750.0 0.8% 6.5% 1.6% 18.1% 3.8% NewCo assumes Roche 800.0 800.0 0.9% 6.9% 1.7% 19.3% 4.1% 850.0 850.0 0.9% 7.3% 1.8% 20.5% 4.3% Group Revenue and OpEx(5) Source: Capital IQ, company filings, company website, earnings call transcripts and investor presentations Note: Foreign currency statistics converted to U.S. dollars at exchange rate at date of announcement (1) Includes pharma deals announced since 2000 with deal values greater than $5.0 billion (2) Based on LTM revenue or OpEx of the target immediately prior to the transaction announcement (3) For precedent transactions, based on combined LTM revenue or OpEx of th e target and the acquiror immediately prior to the transaction announcement. For Genentech / Roche, represents Roche revenue or OpEx (4) Target revenue and OpEx represent Genentech revenue ($11,599 million) and OpEx ($4,149 million) as per Genentech Long Range Business Plan. Newco revenue and OpEx represent Roche U.S. (which includes Genentech) as per Roche ($18,643 million revenue, $7,044 million OpEx) (5) Target revenue and OpEx represent Genentech revenue ($11,599 million) and OpEx ($4,149 million) as per Genentech Long Range Business Plan. 5 Newco revenue and OpEx represent Roche group as per Roche annual report ($46,512 million revenue, $19,614 million OpEx)

Discussion Materials Precedent Synergies Large Biotech Deals Announced Since 2000(1) ($ in millions) Date Enterprise Run-Rate Synergies Announced Synergies as a % of % of Ent. Target NewCo Target NewCo Ann’d Target Acquiror Value Revenue Cost Other Total Notes Value Rev(2) Rev(3) OpEx(2) OpEx(3) 8/12/08 Talecris Biotherapeutics Holdings CSL Ltd. $3,260.7 NA $235.0 NA $235.0 7.2% 19.2% 5.4% 94.6% 28.1% NA 7/31/08 Imclone Systems Inc. Bristol-Myers Squibb 4,928.9 NA NA NA NA NA NA NA NA NA Expect synergies in gross margin and G&A 4/10/08 Millennium Pharmaceuticals Inc. Takeda Pharmaceutical Co. 8,689.3 NA NA NA NA NA NA NA NA NA NA 8/24/07 Pharmion Corp. Celgene Corporation 2,720.9 NA NA NA NA NA NA NA NA NA Cost avoidances 4/22/07 MedImmune Inc. AstraZeneca plc 15,720.5 NA NA NA 500.0 3.2% 36.9% 1.7% 53.7% 3.4% NA 1/25/07 Catalent Pharma Solutions, Inc. The Blackstone Group, Private Equity 3,200.0 NA NA NA NA NA NA NA NA NA NA 10/16/06 ICOS Corp. Eli Lilly & Co. 2,565.9 NA NA NA NA NA NA NA NA NA Rationalize operations 9/21/06 Serono SA Merck KGaA 15,279.9 NA NA NA 127.3 0.8% 4.8% 1.4% 14.1% 3.4% Global sales, and improved operations, processing results, and manufacturing 12/14/05 Abgenix Inc. Amgen Inc. 2,546.0 NA NA NA NA NA NA NA NA NA Sales and marketing savings 9/1/05 Chiron Corp. Novartis AG 9,471.3 NA 200.0 NA 200.0 2.1% 11.2% 0.6% 19.9% 1.2% NA (4) 4/21/05 Transkaryotic Therapies (TKT) Shire Pharmaceuticals 1,496.1 NA 100.0 NA 100.0 6.7% 120.1% 6.9% 71.2% 10.2% NA 2/22/05 Accredo Health Inc. MedcoHealth Solutions Inc. 2,537.3 NA NA NA 40.0 1.6% 2.3% 0.1% 21.1% 3.9% Operational leverage and cross-selling 5/18/2004 Celltech Group plc UCB SA 2,464.1 NA NA NA 119.7 4.9% 19.1% 2.6% 22.8% 12.8% Efficiencies in supply chain, R&D, sales and marketing and G&A 10/10/03 Amersham plc General Electric Co. 9,956.1 150.0 350.0 NA 500.0 5.0% 19.3% 0.4% 22.8% 1.5% Revenue: access to new channels, channel efficiencies, accelerated expansion and product introductions. Cost: Improved sourcing, reduced G&A and infrastructure costs, and operating efficiencies (5) 6/20/03 Biogen Inc. IDEC Pharmaceutical Corporation 7,559.3 NA 75.0 43.8 118.8 1.6% 10.1% 7.3% 16.7% 13.0% SG&A, R&D, Capex 12/16/01 Immunex Corporation Amgen Inc. 17,374.1 NA 250.0 NA 250.0 1.4% 26.0% 5.2% 41.4% 10.4% Estimated 5% of Newco projected opex 12/5/01 COR Therapeutics, Inc. Millennium Pharmaceuticals Inc. 3,043.0 NA NA NA NA NA NA NA NA NA Synergies from combining pipelines, financial resources, and R&D capacity 10/2/01 Aventis CropScience AG Bayer AG 6,596.1 NA NA NA 457.7 6.9% NA NA NA NA NA 3/26/01 ALZA Corporation Johnson & Johnson 13,493.6 NA NA NA NA NA NA NA NA NA NA 7/13/00 Jones Pharma King Pharmaceuticals 3,516.4 NA NA NA NA NA NA NA NA NA Leverage sales force; “top and bottom line synergies” High $17,374.1 $500.0 7.2% 120.1% 7.3% 94.6% 28.1% Low 1,496.1 40.0 0.8% 2.3% 0.1% 14.1% 1.2% Mean 6,821.0 240.8 3.8% 26.9% 3.2% 37.8% 8.8% Median 4,222.6 200.0 3.2% 19.2% 2.2% 22.8% 7.1% 7/21/08 Genentech Inc. Roche Holdings, Inc. $93,909.5 $750.0 $750.0 0.8% 6.5% 4.0% 18.1% 10.6% NewCo assumes Roche U.S. 800.0 800.0 0.9% 6.9% 4.3% 19.3% 11.4% Revenue and OpEx(6) 850.0 850.0 0.9% 7.3% 4.6% 20.5% 12.1% 7/21/08 Genentech Inc. Roche Holdings, Inc. $93,909.5 $750.0 $750.0 0.8% 6.5% 1.6% 18.1% 3.8% NewCo assumes Roche 800.0 800.0 0.9% 6.9% 1.7% 19.3% 4.1% 850.0 850.0 0.9% 7.3% 1.8% 20.5% 4.3% Group Revenue and OpEx(7) Source: Capital IQ, company filings, company website, earnings call transcripts and investor presentations Note: Foreign currency statistics converted to U.S. dollars at exchange rate at date of announcement (1) Includes biotech deals announced since 2000 with deal values greater than $2.5 billion and selected other relevant transactions (2) Based on LTM revenue or OpEx of the target im mediately prior to the transaction announcement (3) For precedent transactions, based on combined LTM revenue or OpEx of the target and the acquiror immediately prior to the transaction announcement. For Genentech / Roche, represents Roche revenue or OpEx (4) Expected synergies also include $100 million in expected tax offsets (5) Expected synergies also include $50 million in treasury tax benefits over four years (6) Target revenue and OpEx represent Genentech revenue ($11,599 million) and OpEx ($4,149 million) as per Genentech Long Range Business Plan. Newco revenue and OpEx represent Roche U.S. (which includes Genentech) as per Roche ($18,643 million revenue, $7,044 million OpEx) (7) Target revenue and OpEx represent Genentech revenue ($11,599 million) and OpEx ($4,149 million) as per Genentech Long Range Business Plan. 6 Newco revenue and OpEx represent Roche group as per Roche annual report ($46,512 million revenue, $19,614 million OpEx)

Discussion Materials Synergies Assumptions Based on Roche Plan Roche has publicly announced that it expects to realize $750 million to $850 million in annual run-rate synergies via the full integration of Genentech, which implies a per share value of $4.76 to $5.39(1) Roche intends to realize the value of nearly half of the run-rate synergy components whether or not it acquires the minority Genentech shares (boldfaced font below indicates synergies Roche intends to realize) f However, Roche has included these components in its publicly disclosed run-rate synergies estimate Roche’s run-rate synergy estimates were developed based on a detailed bottom-up plan, which includes the following assumptions: f Manufacturing — closing of Nutley (reduction of 220 employees) and other facilities(2), for a total reduction of 1,047 employees, generating $270 million in cost savings f Research — closing of Palo Alto facility (reduction of 310 employees, generating $125 million in cost savings) f Development — reductions in global Roche network (reduction of 170 employees, generating $112 million in cost savings) f M&D — Genentech and Nutley non-field sales force (reduction of 350 employees, generating $107 million in cost savings) f G&A — back office in Palo Alto (reduction of 200 employees), Nutley (reduction of 300 employees), and South San Francisco(3), for a total reduction of 500 Roche employees, generating $237 million in cost savings(4) (1) Based on 38.0% tax rate, 9.0% WACC and 0.0% perpetuity growth rate. Assumes fully diluted share count of 1,086.6 million shares based on 1,055.6 million shares outstanding and 86 million options outstanding at a weighted average exercise price of $61.90 (2) Assumes approximately 36% of headcount reductions in other facilities are attributable to what Roche intends to realize on a standalone basis (3) Does not include an estimate of South San Francisco headcount reduction (4) Genentech G&A savings are estimated assuming approximately 18% of G&A as per Genentech Long Range Business Plan, adjusted for Genentech 7 royalty pass-throughs included in G&A. Separately, Roche headcount reductions and G&A synergies include savings related to service cost centers

Discussion Materials Synergies Sources Headcount and Synergies Components ($ in millions) Headcount Reduction — Standalone vs. Transaction Achievable Synergies — Standalone vs. Transaction Source: Roche (1) Does not include an estimate of South San Francisco headcount reduction (2) Roche headcount reductions and G&A synergies include savings related to service cost centers (3) Genentech G&A savings are estimated assuming approximately 18% of G&A as per Genentech Long Range Business Plan, adjusted for Genentech 8 royalty pass-throughs included in G&A

Discussion Materials Synergies Sources Headcount and Synergies Components ($ in millions) Headcount Reduction — By Expense Type Achievable Synergies — By Expense Type Source: Roche (1) Does not include an estimate of South San Francisco headcount reduction (2) Roche headcount reductions and G&A synergies include savings related to service cost centers (3) Genentech G&A savings are estimated assuming approximately 18% of G&A as per Genentech Long Range Business Plan, adjusted for Genentech 9 royalty pass-throughs included in G&A

Discussion Materials Tax Rate Analysis Implied Value of Theoretical Tax Rate Difference From FY 2005 through FY 2007, Genentech’s effective tax rate has been 36.5%, 37.9% and 37.4%, respectively (represents an average of 37.3%) f Genentech’s Long Range Business Plan projects five years of taxes, with the effective tax rate declining from 42.1% to 31.4% from 2009 to 2013 Roche understands that Genentech has likely undertaken a series of initiatives to potentially reduce their tax rate, including: f Relocating significant manufacturing capacity for Avastin to Singapore f Obtaining domestic manufacturing tax credits f Performing state tax optimization While these initiatives could meaningfully impact the tax rate, the feasibility, timing and amount of such tax rate decreases have not been determined or explained fully to Roche As shown in the base case valuation, applying a 35.0% constant tax rate throughout the projected period yields a per share equity value of $71.36 to $78.87 ($73.05 to $80.55 if long-term marketable equity and debt securities are included in net debt) f Assuming a declining tax rate from 42.1% to 31.4% from 2009-2013 (remaining constant at 31.4% thereafter), implies per share equity values of $74.89 to $82.85 ($76.58 to $84.54 if long-term marketable equity and debt securities are included in net debt) f This represents a theoretical tax differential of $3.53 to $3.98 per share

Project Milos Table of Contents 1. Discussion Materials Appendix

Appendix

Pricing

Immediately prior to Roche's offer, Genentech's stock price traded up to $82.50, slightly above short-term and historical averages

Last Five Years Stock Price


Price ($)
Volume (000s)
All-time high $100.20
$110
$100
$90
$80
$70
$60
$50
$40
$30
40
35
30
25
20
15
10
5
0
Jul-03
Jul-04
Jul-05
Jul-06
Jul-07
Jul-08

Average Stock Price

Year	Share Price
1 Week	$79.28
1 Month	$76.60
3 Month	$72.84
6 Month	$74.09
YTD(6)	$73.61
2007	$78.18
2006	$82.15
2005	$76.13
2004	$51.56
2003	$31.63

- Roche believes its $89 per share offer is full and generous. The offer was derived based on an analysis of the following metrics:
  - Relevant premiums paid in precedent squeeze-out transactions due to Roche's position as majority shareholder
  - Relative trading levels of comparable public companies
  - Wall Street analyst price targets
  - Discounted cash flow values based on Genentech's Long Range Business Plan and including projected synergies
- Specifically, Roche's $89 per share offer is full and generous to minority Genentech shareholders as per the following metrics:
  - Transaction is not a change of control, as Roche controls 55.9% of the outstanding shares, and has a contractual option to hold a majority of the Board. Therefore, the offer does not need to provide a change of control level premium to Genentech selling shareholders
  - In line with squeeze-out transaction premiums paid in precedent deals(1)
    - Premiums – Comparable transaction set contemplates median premiums of 12.4%, 15.2%, and 16.9% for the 1 day, week and month preceding the offer announcement, respectively(1)
    - Roche's offer implies 1 day, week and month premiums of 8.8%, 18.1%, and 19.0%, respectively
  - Implies valuation multiples of 15.7x 2009E EBITDA and 23.1x 2009E net income, which are meaningfully higher than all but two of the Company's publicly traded peers(2)
    - Core comparable(3) set exhibits median multiples of 9.3x 2009E EBITDA and 15.8x 2009E net income
    - High-multiple comparable company Celgene is projected to exhibit a 36.8% long-term growth rate(4), has 2009E EBITDA and net income margins in excess of Genentech and trades at 25.1x 2009E EBITDA and 30.0x 2009E net income
      - Additionally, comparable company Gilead is projected to exhibit a 24.7% long-term growth rate(4), has margins well in excess of Genentech and trades at 16.2x 2009E EBITDA and 22.1x 2009E net income
      - Genentech is projected to exhibit a 19.2% long-term growth rate(4), implying a 2008E PEG of 1.4x at $89.00 per share
  - Exceeds Genentech 52-week intraday high price of $82.50(5) and offers shareholders a price last seen on 1/23/07 (545 days prior to offer)
  - Exceeds Wall Street research analyst consensus price target of $84.89

Source: FactSet
(1) Includes all completed and pending deals with deal values greater than $1 billion since 2003 in which the acquiror owned more than 50% of the outstanding shares prior to the transaction and sought 25-50% of the outstanding shares through the acquisition. Excludes 8 squeeze-outs effectuated as part of a broader change of control transaction
(2) Publicly traded peers include Amgen, Biogen, Celgene, Cephalon, Genzyme and Gilead
(3) Core comparable publicly traded peers include Amgen, Biogen and Cephalon
(4) Long-term growth rate represents 3-5 year EPS compounded annual growth rate as forecasted by analysts and compiled by IBES
(5) As of 7/18/2008
(6) YTD represents the average stock price from 1/1/2008 to 7/18/2008

Greenhill
12

Appendix Discounted Cash Flow Analysis Genentech Long Range Business Plan Importantly, Roche’s $89 per share offer provides a premium to Genentech’s intrinsic value (per its Long Range Business Plan), as well as compensates selling shareholders with a share of the expected synergies In June 2008, Roche received Genentech’s Long Range Business Plan as part of its normal inter-company planning process f Specifically, the plan included projections from the December 2007 Genentech Board approved for 2009-2018, with updates made to reflect the results for Avastin mBC (e.g., favorable news on Avastin BC and AVADO results) and Lupus news (e.g., decrease in Rituxan for MS and Lupus failures) f The Long Range Business Plan included risk-adjusted sales information for all products For purposes of this valuation, Roche made no adjustments to Genentech’s Long Range Business Plan f Roche would suggest a downward adjustment in the projected international royalty income, given their views of the market A DCF of the Long Range Business Plan suggests a valuation range of $73.05 —$80.55 per share(1), and implies 2009E EBITDA and P/E multiples of 12.7x —14.4x and 19.1x — 21.0x, respectively(2) Additionally, valuation of Roche’s publicly disclosed annual synergy estimate of $750 — $850 million, leads to an additional $4.76 to $5.39 per share in value(3) (1) Based on net debt of $1,431 million, long-term marketable securities of $1,832 million and a fully diluted share count of 1,086.6 million shares. DCF assumes a 9.0% WACC, mid-year convention discount methodology, 35.0% tax rate and a 2.0-3.0% range of perpetuity growth rates (2) Based on IBES 2009E EBITDA and Net Income estimates of $5,980.9 million and $4,162.1 million as of 9/5/2008 (3) DCF assumes a 9.0% WACC, a 0.0% perpetuity growth rate and a tax rate of 38.0% and a fully diluted share count of 1,086.6 million shares based on 13 1,055.6 million shares outstanding and 86 million options outstanding at a weighted average exercise price of $61.90

Appendix Discounted Cash Flow Analysis Genentech Long Range Business Plan — Constant Tax Rate Discounted Cash Flow Analysis ($ in millions) 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 TV EBITDA $6,215.0 $6,704.0 $7,344.0 $8,182.0 $9,191.0 $9,763.0 $10,388.0 $10,465.0 $11,664.0 $13,072.0 Less: Depreciation and Amortization(1) (577.0) (536.0) (580.0) (597.0) (609.0) (625.0) (625.0) (627.0) (656.0) (671.0) EBIT $5,638.0 $6,168.0 $6,764.0 $7,585.0 $8,582.0 $9,138.0 $9,763.0 $9,838.0 $11,008.0 $12,401.0 Less: Taxes (1,973.3) (2,158.8) (2,367.4) (2,654.8) (3,003.7) (3,198.3) (3,417.1) (3,443.3) (3,852.8) (4,340.4) Unlevered Net Income $3,664.7 $4,009.2 $4,396.6 $4,930.3 $5,578.3 $5,939.7 $6,346.0 $6,394.7 $7,155.2 $8,060.7 Plus: Depreciation and Amortization(1) 577.0 536.0 580.0 597.0 609.0 625.0 625.0 627.0 656.0 671.0 Less: (Increase) / Decrease in Net Working Capital(2) (457.0) (562.0) (242.0) (313.0) (248.0) (88.0) (270.0) (77.0) (128.0) (41.0) Less: Capital Expenditures(3) (672.0) (614.0) (627.0) (717.0) (723.0) (747.0) (740.0) (740.0) (743.0) (831.0) Plus: Charge for Equity Settled Equity Compensation(4) 369.0 345.0 347.0 343.0 367.0 385.0 405.0 425.0 446.0 468.0 Less: Cash Outflow for Equity Settled Equity Compensation(4) (1,936.0) (495.0) (431.0) (525.0) (570.0) (628.0) (708.0) (767.0) (822.0) (886.0) Operating Free Cash Flow $1,545.7 $3,219.2 $4,023.6 $4,315.3 $5,013.3 $5,486.7 $5,658.0 $5,862.7 $6,564.2 $7,441.7 $108,435.5 Portion of the Year 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% Discount Period 0.50 1.50 2.50 3.50 4.50 5.50 6.50 7.50 8.50 9.50 10.00 Discount Factor 0.958 0.879 0.806 0.740 0.679 0.623 0.571 0.524 0.481 0.441 0.422 Present Value of Cash Flows @ 9.0% Discount Rate $1,480.5 $2,828.8 $3,243.8 $3,191.6 $3,401.8 $3,415.6 $3,231.4 $3,071.8 $3,155.4 $3,281.8 $45,804.3 Sum of Present Value of Cash Flows $30,302.6 Present Value of Terminal Value 45,804.3 Genentech Enterprise Value $76,106.9 Net Debt(5) (1,431.0) Long-Term Marketable Securities (1,832.0) Genentech Equity Value $79,369.9 Fully Diluted Shares Outstanding(6) 1,086.6 Value per Share $73.05 Perpetuity Growth Rate 2.0% 2.5% 3.0% $73.05 $76.51 $80.55 Source: Genentech Long Range Business Plan, received June 2008 Note: Assumes 35.0% tax rate, 9.0% discount rate, 2.0% terminal perpetuity growth rate, valuation date as of 12/31/2008 and midpoint convention (1) Includes depreciation of PP&E, amortization of intangible assets and impairment of intangible assets (2) As per Genentech’s free cash flow calculation. Includes (increase) / decrease in other long-term assets and liabilities (3) Includes the purchase of PP&E and the purchase of intangible assets (4) As per Genentech’s free cash flow calculation (5) Based on $599 million of commercial paper, $2,475 million of long-term debt, $2,891 million of cash and cash equivalents and $1,614 million of short-term investments 14 (6) Based on 1,055.6 million shares outstanding and 86 million options outstanding at a weighted average exercise price of $61.90

Appendix Discounted Cash Flow Analysis Genentech Long Range Business Plan — Declining Tax Rate Discounted Cash Flow Analysis ($ in millions) 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 TV EBITDA $6,215.0 $6,704.0 $7,344.0 $8,182.0 $9,191.0 $9,763.0 $10,388.0 $10,465.0 $11,664.0 $13,072.0 Less: Depreciation and Amortization(1) (577.0) (536.0) (580.0) (597.0) (609.0) (625.0) (625.0) (627.0) (656.0) (671.0) EBIT $5,638.0 $6,168.0 $6,764.0 $7,585.0 $8,582.0 $9,138.0 $9,763.0 $9,838.0 $11,008.0 $12,401.0 Less: Taxes (2,375.9) (2,205.4) (2,196.6) (2,377.0) (2,695.8) (2,870.4) (3,066.8) (3,090.3) (3,457.8) (3,895.4) Unlevered Net Income $3,262.1 $3,962.6 $4,567.4 $5,208.0 $5,886.2 $6,267.6 $6,696.2 $6,747.7 $7,550.2 $8,505.6 Plus: Depreciation and Amortization(1) 577.0 536.0 580.0 597.0 609.0 625.0 625.0 627.0 656.0 671.0 Less: (Increase) / Decrease in Net Working Capital(2) (457.0) (562.0) (242.0) (313.0) (248.0) (88.0) (270.0) (77.0) (128.0) (41.0) Less: Capital Expenditures(3) (672.0) (614.0) (627.0) (717.0) (723.0) (747.0) (740.0) (740.0) (743.0) (831.0) Plus: Charge for Equity Settled Equity Compensation(4) 369.0 345.0 347.0 343.0 367.0 385.0 405.0 425.0 446.0 468.0 Less: Cash Outflow for Equity Settled Equity Compensation(4) (1,936.0) (495.0) (431.0) (525.0) (570.0) (628.0) (708.0) (767.0) (822.0) (886.0) Operating Free Cash Flow $1,143.1 $3,172.6 $4,194.4 $4,593.0 $5,321.2 $5,814.6 $6,008.2 $6,215.7 $6,959.2 $7,886.6 $114,919.0 Portion of the Year 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% Discount Period 0.50 1.50 2.50 3.50 4.50 5.50 6.50 7.50 8.50 9.50 10.00 Discount Factor 0.958 0.879 0.806 0.740 0.679 0.623 0.571 0.524 0.481 0.441 0.422 Present Value of Cash Flows @ 9.0% Discount Rate $1,094.9 $2,787.9 $3,381.4 $3,397.1 $3,610.7 $3,619.7 $3,431.4 $3,256.8 $3,345.3 $3,478.1 $48,543.0 Sum of Present Value of Cash Flows $31,403.2 Present Value of Terminal Value 48,543.0 Genentech Enterprise Value $79,946.2 Net Debt(5) (1,431.0) Long-Term Marketable Securities (1,832.0) Genentech Equity Value $83,209.2 Fully Diluted Shares Outstanding(6) 1,086.6 Value per Share $76.58 Perpetuity Growth Rate 2.0% 2.5% 3.0% $76.58 $80.25 $84.54 Source: Genentech Long Range Business Plan, received June 2008 Note: Assumes effective tax rate as per Genentech Long Range Business Plan until 2013, then held constant at 2013 rate of 31.4%, 9.0% discount rate, 2.0% terminal perpetuity growth rate, valuation date as of 12/31/2008 and midpoint convention (1) Includes depreciation of PP&E, amortization of intangible assets and impairment of intangible assets (2) As per Genentech’s free cash flow calculation. Includes (increase) / decrease in other long-term assets and liabilities (3) Includes the purchase of PP&E and the purchase of intangible assets (4) As per Genentech’s free cash flow calculation (5) Based on $599 million of commercial paper, $2,475 million of long-term debt, $2,891 million of cash and cash equivalents and $1,614 million of short-term investments 15 (6) Based on 1,055.6 million shares outstanding and 86 million options outstanding at a weighted average exercise price of $61.90